EXHIBIT 99.1

Vapor Corp. Reports Second Quarter 2013 Results

DANIA BEACH, Fla., July 30, 2013 — Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company” or “we”), a leading U.S. based electronic cigarette company whose brands include Krave®, Fifty-One®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumare™, Hookah Stix™ and Smoke Star®, today announced its financial and operating results for the quarter and six months ended June 30, 2013.

Financial Highlights for the six months ended June 30, 2013

Net sales were approximately $12.5 million, a decrease of $0.5 million, or approximately 3.5%. The decrease in sales is primarily attributable to decreased sales to a distributor, net of increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales. During the six months ended June 30, 2012 we initiated sales to the distributor referenced above. Sales, net to that distributor for the six months ended June 30, 2013 and 2012 were approximately $1.1 million and $3.5 million, respectively, a decrease of approximately $2.3 million or 67.1%. At June 30, 2013 we had unfilled orders of approximately $1.5 million from wholesale and distributor customers, which will be fulfilled in the third quarter of 2013

Cost of goods sold decreased 9.4% to approximately $7.4 million as compared to the six month period in the previous year, primarily resulting from lower sales volume as well as a change in product mix and lower average cost per unit through higher volume purchases from suppliers.

Gross margins increased to 40.8% from 36.9% in the same six month period in the prior year as a result of the above factors.

Selling, general and administrative expenses for the six months ended June 30, 2013 decreased by approximately $151,000 or 4.6% to approximately $3.2 million from the same six month period in the prior year primarily due to a decrease in professional and consulting fees as a result of decreases in legal fees due to the settlements and the stay of litigation matters.

Advertising expense decreased 13.8% to approximately $1.7 million for the six months ended June 30, 2013 compared to the same period in 2012. During the six months ended June 30, 2013, we decreased our Internet advertising and print advertising campaigns, and increased our new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns.

Operating income was $221,483 compared to operating losses of $534,588 for the same six-month period in the prior year.

Interest expense for the six months ended June 30, 2013 and 2012 was $143,409 and $1,829 respectively. The increase was attributable to the senior convertible notes and the senior we issued during 2012 and the senior convertible note we issued in January 2013.

Income tax expense (benefit) for the six months ended June 30, 2013 and 2012 was $9,180 and ($159,966), respectively.

Net income (loss) for the six months ended June 30, 2013 and 2012 was $68,894 and ($376,451), respectively, as a result of the items discussed above.

Financial Highlights for the second quarter ended June 30, 2013

Net sales were approximately $6.2 million, a decrease of approximately $2.0 million, or approximately 24% from the same quarter in the preceding year. The decrease in sales is primarily attributable to decreased sales to the distributor referenced above, net of increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales. During the quarter ended June 30, 2013 and 2012 sales, net to a new distributor were $695,117 and $3,117,804, respectively, a decrease of $2,422,687 or 77.8%.

Cost of goods sold decreased approximately 33.1% to approximately $3.7 million as compared to the same quarter in the previous year, primarily resulting from decreased sales volume, product mix and lower average cost per unit through higher volume purchases from suppliers.

Gross margins increased to 39.8% from 31.7% in the same quarter in the prior year as a result of the above factors.

Selling, general and administrative expenses for the quarter ended June 30, 2013 decreased to approximately $1.6 million, or approximately 14.4% from the same quarter in the prior year primarily due to a decrease in professional and consulting fees as a result decreased legal expenses attributable to the settlements and the stay of litigation matters.

Advertising expense decreased approximately 15% to approximately $0.9 million for the quarter ended June 30, 2013 compared to the same quarter in 2012. During the quarter ended June 30, 2013, we decreased our Internet advertising and print advertising campaigns, and increased our new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns.

Operating income was $26,839 compared to operating losses of $276,230 for the same quarter in the prior year.

Interest expense for the quarter ended June 30, 2013 and 2012 was approximately $76,899 and $1,829 respectively. The increase was attributable to the senior convertible notes and the senior note we issued during 2012 and the senior convertible note we issued in January 2013.

Income tax expense (benefit) for the quarter ended June 30, 2013 and 2012 was $4,590 and ($84,324), respectively.

Net (loss) for the quarter ended June 30, 2013 and 2012 was $54,650 and $193,735, respectively, as a result of the items discussed above.

Kevin Frija, Chief Executive Officer of Vapor Corp, commented, “During the second quarter of 2013 we continued expansion of our soft flex tip™ filters and Krave product Line. We introduced the rechargeable Krave King and demand for our products continued to grow. At the end of the second quarter we had unfilled order of approximately $1.5 million from wholesale and distributor customers.”

Looking ahead, Mr. Frija stated, “Consumer demand for our products remains strong and interest in our diverse line of products is growing. We remain committed to investing in the growth of the company and its brands as well as gaining greater brand awareness among the vaping community and investors. We believe quality, value and thoughtful innovation and improvements in product, such as our rechargeable Krave King with soft flex tip™ filters, set us apart from the competition. We have experienced strong consumer reaction to those features and we expect to attract new customers and see an increase in repeat orders”

About Vapor Corp.

Vapor Corp., a publicly traded company, is a leading U.S. based electronic cigarette company, whose brands include Fifty-One®, Krave®, VaporX®, EZ Smoker®, Alternacig®, Green Puffer®, Americig®, Fumare™, Hookah Stix™ and Smoke Star®. We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp and its e-cigarette brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance and financial condition and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VAPOR CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$245,939	$176,409
Due from merchant credit card processor, net of reserve for chargebacks of $15,000 and $15,000, respectively	494,145	1,031,476
Accounts receivable, net of allowance of $85,000 and $61,000, respectively	889,764	748,580
Inventories	2,037,609	1,670,007
Prepaid expenses	693,761	465,860
Income tax receivable	2,861	47,815
Deferred tax asset, net	222,130	222,130

TOTAL CURRENT ASSETS	4,586,209	4,362,277
Property and equipment, net of accumulated depreciation of $22,291 and $16,595, respectively	27,551	25,190
Other assets	12,000	12,000

TOTAL ASSETS	$4,625,760	$4,399,467

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$3,208,462	$3,208,595
Accrued expenses	284,642	350,151
Senior convertible note payable, net of debt discount of $77,205 and $0, respectively	422,795	—
Current portion of senior convertible note payable to stockholder	166,667	—
Customer deposits	132,097	477,695

TOTAL CURRENT LIABILITIES	4,214,663	4,036,441

LONG-TERM DEBT:
Senior convertible notes payable to related parties, net of debt discount of $2,818 and $3,530, respectively	347,182	346,470
Senior convertible note payable to stockholder	302,563	—
Senior note payable to stockholder	—	500,000

TOTAL LONG-TERM DEBT	649,745	846,470

TOTAL LIABILITIES	4,864,408	4,882,911

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIENCY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 250,000,000 shares authorized, 60,372,344 and 60,185,344 shares issued and outstanding, respectively	60,372	60,185
Additional paid-in capital	1,813,092	1,637,377
Accumulated deficit	(2,112,112)	(2,181,006)

TOTAL STOCKHOLDERS’ DEFICIENCY	(238,648)	(483,444)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,625,760	$4,399,467

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Six Months Ended June 30,		For The Three Months Ended June 30,
	2013	2012	2013	2012
SALES, NET	$12,546,591	$12,988,529	$6,185,842	$8,138,005
Cost of goods sold	7,430,415	8,199,587	3,721,609	5,558,887

GROSS PROFIT	5,116,176	4,788,942	2,464,233	2,579,118

EXPENSES:
Selling, general and administrative	3,159,455	3,310,260	1,553,357	1,815,347
Advertising	1,735,238	2,013,270	884,037	1,040,001

Total operating expenses	4,894,693	5,323,530	2,437,394	2,855,348

Operating income (loss)	221,483	(534,588)	26,839	(276,230)

Other expense:
Interest expense	143,409	1,829	76,899	1,829

Total other expense	143,409	1,829	76,899	1,829

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	78,074	(536,417)	(50,060)	(278,059)
Income tax expense (benefit)	9,180	(159,966)	4,590	(84,324)

NET INCOME (LOSS)	$68,894	$(376,451)	$(54,650)	$(193,735)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.00	$(0.01)	$(0.00)	$(0.00)

DILUTED NET INCOME (LOSS) PER COMMON SHARE	0.00	(0.01)	(0.00)	(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC	60,231,295	60,185,344	60,267,951	60,185,344

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED	61,369,181	60,185,344	60,267,951	60,185,344